Exhibit 10.11

AGREEMENT

MEMORANDUM OF AGREEMENT

MADE BETWEEN

The Government of the Democratic Republic of Sao Tome and Principe

AND

Environmental Remediation Holding Corp.
(a U.S. public company registered in the State of Colorado)

May 21, 2001

MEMORANDUM OF AGREEMENT

This Memorandum of Agreement is entered into this 21st day of May, 2001 by and between the Democratic Republic of Sao Tome Principe (hereinafter referred to as "DRSTP") and Environmental Remediation Holding Corp. a company organized under the laws of the State of Colorado USA (hereinafter referred to as "ERHC"). DRSTP and ERHC are collectively referred to as the "Parties".

WITNESSETH:

WHEREAS, the Parties, together, at certain times, with Procura Financial Consultants, C.C. (hereinafter referred to as "Procura") entered into various memoranda of agreement, letters and stipulations relative to the evaluation and study of oil, gas and mineral reserves within DRSTP. Those documents are:

(a)	Letter of Understanding between DRSTP and ERHC dated May 18, 1997,
(b)	Memorandum of Agreement between DRSTP on the one hand and ERHC/Procura on the other hand dated May 27,1997,
(c)	Memorandum of Understanding between DRSTP and ERHC dated September 30, 1997, and
(d)	Stipulation by and between DRSTP and ERHC dated November 20, 1997.
(The above referenced documents (a) through (d) inclusive shall collectively be referred hereinafter as "the Original Agreement"); and

WHEREAS, under a duly executed settlement agreement dated February 10, 2001, Procura and its assigns assigned to ERHC any and all rights under the May 27, 1997 Agreement (copy of settlement agreement appended herewith); and

WHEREAS, the May 27, 1997 Agreement led to the creation of Sao Tome and Principe National Petroleum Company S.A., a public company organized under the laws of DRSTP (hereinafter referred to as "STPetro"), of which ERHC owns forty nine percent (49%).

WHEREAS, all matters relative to STPetro were set forth in Decree Law 27/98 of July, 1998; and

WHEREAS, effective September 18, 1998, the DRSTP, STPetro and Mobil Exploration and Producing Services Inc. (MEPSI) entered into an 18-month Technical Assistance Agreement (the TAA) whereby MEPSI undertook to complete a seismic program, technical evaluation and feasibility study of the oil and gas exploration potential of acreage described therein; and

WHEREAS, DRSTP and the Government of the Federal Republic of Nigeria (hereinafter referred to as "FGN") have entered into a draft Treaty on the Joint Development of Petroleum and other Resources, in respect of Areas of the Continental Shelf and Exclusive Economic Zone of the two countries which intends to establish a Joint Development Zone (hereinafter referred to as the "JDZ") and such JDZ will require DRSTP to cede certain rights that it would have previously enjoyed in the Exclusive Economic Zone of DRSTP which had been filed with the United Nations (hereinafter referred to as the "EEZ"); and

WHEREAS, the Original Agreement is currently in Arbitration in accordance with the rules of Arbitration of the United Nations Commission on International Trade Law (hereinafter referred to as "the Current Arbitration"); and

WHEREAS, DRSTP and FGN signed a Joint Communique on May 5th, 2001, which listed the points of agreement between the Parties; and

WHEREAS, the Parties wish to resolve their differences by means of this Agreement and to dismiss the Current Arbitration.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth below, the Parties hereby agree as follows:

1  INTERPRETATION

In this Agreement the following acronyms, words and expressions shall, where context permits, be deemed to have the following meanings:

1.1 "Agreement" means this Agreement.

1.2 "Affiliate" means, in relation to ERHC, a company, corporation or other legal entity, which controls ERHC , is controlled by ERHC or which is controlled by a legal entity which controls ERHC.

In this definition, "control" means either (i) the direct or indirect ownership of greater than 50% (fifty percent) of the voting shares or stock; or (ii) the legal right to make management decisions for ERHC.

1.3 "Available Crude Oil" shall mean the Crude Oil won and saved from any Concession after deducting amounts used in petroleum operations.

1.4 "Blocks" or "Concession" shall mean an area designated as an individual unit for the exploration and/or production of Crude Oil and Natural Gas. Within the context of award of Blocks or Working Interest, the coordinates of this area shall be the coordinates as defined by DRSTP Block designations as of 1 January 2001, subject to any changes in block coordinates that may arise upon the implementation of the JDZ..

1.5 "Contractor" or "Operator" shall mean any party that undertakes the exploration, development and/or production of Crude Oil and/or Natural Gas.

1.6 "Cost Oil" shall mean the quantum of Available Crude Oil allocated to an Operator to enable it to generate the proceeds to recover costs as specified in an EPA.

1.7 "Crude Oil" means hydrocarbons that are in natural liquid state at atmospheric conditions of temperature and pressure, including but not limited to crude oil, Natural Gas Liquids and condensates, which are stable or have been stabilized and, if necessary, otherwise treated to render them suitable for transportation.

1.8 "Dollar" means United States of America Dollar.

1.9  "Effective Date" means the date on which this Agreement is signed.

1.10 "Exploration and Production Agreement" ("EPA") or Production Sharing Contract ("PSC") for the purposes of this Agreement shall mean any agreement entered into between the Government of DRSTP, in the case of the EEZ (and in the case of the JDZ, any agreement among the Governments of DRSTP and FGN) and any Contractor for the exploration, development and/or production of Crude Oil and/or Natural Gas.

1.11  "Force Majeure" means an event or circumstance that results in a delay in performance or any non-performance by a Party of its obligations under this Contract that are beyond the control and without the fault or negligence of the Party, including but not limited to: acts of God or the public enemy, perils of navigation, fire, hostilities, war (declared or undeclared), blockade, labor disturbances, strikes, riots, insurrections, quarantine restrictions, epidemics, restriction or unavailability of goods, labor or services, restraint of access to the Contract Area, adverse claims to the Contract Area, but excluding shortage of funds.

1.12 "Government" means the Government of DRSTP or of FGN as the case may apply including, without limitation, its executive, legislative and judicial components and all of their regional and administrative subdivisions.

1.13 "Income Tax" means the tax on Net Income generally imposed under DRSTP prevailing tax laws on companies operating within the jurisdiction of DRSTP.

1.14 "Natural Gas" means hydrocarbons that are in a gaseous phase at atmospheric conditions of temperature and pressure including, but not limited to, wet mineral gas, dry mineral gas, associated gas, casinghead gas and residue gas remaining after the condensation, extraction or separation of liquid hydrocarbons from wet gas and other valuable non-hydrocarbon gas.

1.15  "Overriding Royalty Interest" or "ORRI" shall mean the percentage of Available Crude Oil that is allocated to a specific party.

1.16 "Profit Oil" shall mean the balance of available Crude Oil after the allocation of Royalty Oil and Cost Oil.

1.17 "Royalty Oil" shall mean such Available Crude Oil as it is allocated to any Operator to enable the Operator or Contractor to discharge its obligations as defined and payable to DRSTP and/or FGN and/or any other entity formed by DRSTP and FGN for the conduct of operations in the JDZ under their respective laws and regulations.

1.18 "Signature Bonus" shall mean any funds that an Operator or Contractor pays to DRSTP and/or FGN and/or any other entity formed by DRSTP and FGN to acquire the right to sign an Exploration and Production Agreement.

1.19 Words importing the singular meaning include, unless the context otherwise demands, the plural meaning and visa versa.

1.20 The clause headings in this Agreement are for convenience and ease of reference and shall not affect its construction or interpretation

1.21  Reference to clauses and sub-clauses are to clauses and sub-clauses of the Agreement unless the context clearly indicates otherwise.

Any words, terms or phrases used herein shall be interpreted in accordance with their generally accepted use by the international petroleum industry.

2 OBLIGATIONS OF ERHC

2.1 ERHC relinquishes its rights established in f) of paragraph 3.1.1 of the Memorandum of Agreement of May 27th, 1997 under which: "ERHC/PFC will negotiate on behalf of DRSTP with major oil companies the remaining concessions to be leased and developed and will retain a 5% override to be paid by the oil companies for ERHC/PFC services...".

2.2 ERHC assigns its ownership in STPetro to the DRSTP.

2.3 As a result of the assignment in 2.2 above, ERHC relinquishes its right, through its ownership in STPetro, to acquire, as STPetro, a minimum of the four (4) best Concessions in the EEZ.

3 OBLIGATIONS OF DRSTP

3.1 DRSTP hereby assigns to ERHC ten percent (10%) of its share of all Profit Oil received from operations conducted in the JDZ, payable in U.S. Dollars.

3.2 DRSTP hereby assigns to ERHC five percent (5%) of its share of all Signature Bonuses paid by Contractors operating within the JDZ, payable in U.S. Dollars.

3.3 DRSTP accepts the right of ERHC to receive one and one-half percent (1.5%) Overriding Royalty Interest (ORRI) in all the production of Crude Oil and/or Natural Gas in the JDZ, to be paid by the Contractors in U.S. Dollars. DRSTP shall on a best efforts basis have ERHC's right to ORRI included in all Exploration and Production Agreements relating to the JDZ.

3.4 DRSTP grants ERHC the option to acquire up to fifteen percent (15%) paid Working Interest in up to two (2) blocks of ERHC's choice in the JDZ. Said Working Interest must be exercised by ERHC prior to the signature of an EPA with an Operator. ERHC shall also be required to pay its proportionate share of the signature bonus to the governing body.

3.5 DRSTP agrees to award to ERHC up to two (2) blocks of ERHC's choice (the "ERHC Choice Blocks") in the Sao Tome EEZ (outside the JDZ), for development. DRSTP shall have the prior right to reserve up to a maximum of the first three (3) blocks (the "Reserved Blocks"). With the exception of the Reserved Blocks, ERHC shall have the right to select any other two blocks in the EEZ as EHRC Choice Blocks. This option must be subject to the following conditions:

a)
ERHC shall be invited up to three (3) times to exercise its rights on the two (2) blocks. After the third invitation, ERHC's rights to choose blocks under this provision will expire. Each DRSTP invitation will be tied to an official industry offering of blocks by DRSTP, that is, a formal bid round by DRSTP. Notwithstanding the provisions of this clause, ERHC may, at any time before the expiry of its rights to choose blocks, exercise its rights on the two blocks hereunder.

b)	The ERHC Choice Blocks shall not be subject to signature bonus but shall be subject to the most favorable PSC terms applicable to other blocks within the EEZ.

3.6 DRSTP grants ERHC the option to acquire up to fifteen percent (15%) paid Working Interest in up to two (2) Blocks of ERHC's choice in Sao Tome EEZ (outside JDZ). Said Working Interest must be exercised by ERHC prior to the signature of an EPA with an Operator. ERHC shall be required to pay its proportionate share of signature bonus and its proportionate share of all other costs related to the exploration and exploitation of the corresponding block.

4. INCOME TAX

4.1  ERHC shall pay Income Tax on net income received from DRSTP obligations under this Agreement.

4.2 Provided always that in all operations related to exploration for and exploitation of oil and gas, any tax provisions applied to ERHC shall be only as provided in the respective EPAs.

5. TERMINATION OF THE ARBITRATION PROCEEDINGS

The Parties agree that upon the occurrence of the suspensive condition set forth in Section 6.1 below, the Arbitration Proceedings presently pending before the Hon. Joao Morais Leitao shall be discontinued with prejudice, and the terms of this Agreement shall be embodied in a Consent Award to be issued by the Arbitrator. Such consent award shall provide that each party shall bear its own costs, attorneys fees and 50% of the fees of the arbitrator.

6. TERM OF AGREEMENT

6.1 Subject to the suspensive condition that the Treaty between The Federal Republic of Nigeria and the Democratic Republic of São Tomé e Principe on the Joint Development of Petroleum and other Resources in respect of Areas of the Exclusive Economic Zone of the two States, signed in February 21st, 2001 in Abuja, enter into force, this Agreement shall be effective as of the Effective Date and, except as otherwise provided in this Agreement, shall continue for a period of twenty five (25) years from October 1st, 1999.

6.2 Should said Treaty not enter into force within two (2) years of the date of this Agreement, (a) this Agreement shall be deemed null and void, and (b) the arbitration proceedings referred to in Section 5.1 above shall resume, unless the Parties shall agree otherwise.

6.3 On the expiration of the term of this Agreement, if ERHC have Working Interest in all or part of any Block in production, ERHC's corresponding rights in the said Blocks shall continue as long as those Blocks are in production.

7 ASSIGNMENT

ERHC's interest in this Agreement shall be assignable by ERHC to a subsidiary of ERHC without the specific consent of DRSTP, however, ERHC shall notify DRSTP within sixty (60) days of such assignment. Prior written consent of DRSTP shall be required if an assignment is made to a non-subsidiary of ERHC, such consent shall not be unreasonably withheld by DRSTP.

8 REPRESENTATIONS AND WARRANTIES

8.1 ERHC hereby represents and warrants that:

8.1.1 It is a duly formed corporate entity and currently exists in good standing under the laws of the State of Colorado, and that it has full power and authority to execute this Agreement;

8.1.2 ERHC has not gone into liquidation, made an assignment for the benefit of creditors, declared or been declared bankrupt or insolvent by a competent court or had a receiver appointed in respect of the whole or any part of its assets and has no plans to do so.

8.1.3 ERHC shall not engage in conduct or enter into agreements that would tend to circumvent the obligations of this Agreement.

8.2 DRSTP hereby represents and warrants that:

8.2.1 The signatory(s) to this Agreement have full authority to commit the full faith and credit of the Government of the Democratic Republic of Sao Tome and Principe;

8.2.2 No laws, regulations, rules, contracts, agreements or the like are currently in existence that prohibit the enforcement of any of the terms of this Agreement

8.2.3 In the event that any new laws, regulations, rules, contracts, agreements or the like are issued or promulgated into law, this Agreement, and all of its terms and conditions, shall be exempted from any adverse effects upon ERHC.

8.2.4 DRSTP shall not engage in conduct or enter into agreements that would tend to circumvent the obligations of this Agreement

GOVERNING LAW, ARBITRATION AND LIABILITIES

9.1  This Agreement shall be governed by, construed, interpreted and applied in accordance with the Lex Mercatoria, to the exclusion of any conflicts of law rules that would refer the matter to the laws of another jurisdiction. Where deemed necessary because of lacunae in the international Lex Mercatoria, it may be amplified by reference to the commercial law of England.

9.2 Any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement or the activities carried out under this Agreement, including without limitation any disputes as to the construction, validity, interpretation, enforceability or breach of this Agreement, shall be exclusively and finally settled by arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce, and the English Arbitration Act, as such statutes as then enacted, by three (3) arbitrators. Each side shall appoint one (1) arbitrator within thirty (30) days of the submission of a Notice of Arbitration. The Party-appointed arbitrators shall in turn appoint a presiding arbitrator within thirty (30) days following the appointment of the Party-appointed arbitrators.

9.3 The arbitration proceedings shall be held in London, England. The proceedings shall be conducted in the English language and the Portuguese language. The arbitrators shall have at all times no financial interest in the Parties, dispute, controversy or claim.

9.4 Awards shall be final and not subject to appeal. Judgment upon the award may be entered in any court having jurisdiction over the Party or the assets of the Party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

10 NOTICES

10.1 Any notice to be given hereunder shall be in writing and may be delivered by hand, sent by certified or registered mail or transmitted by telex, cable or facsimile to the relevant address set forth below, or such other address as may be communicated in writing by the relevant Party to the other Parties from time to time.

10.2 The relevant addresses for all notices shall be as follows:

Environmental Remediation Holding Corp.
5444 Westheimer, Suite 1570
Houston, Texas 77056, U.S.A.
Telephone No.: 713-626-4700
FAX No.: 713-626-4704
Attention: Mr. Chude Mba, President

Democratic Republic of Sao Tome and Principe
Ministry of Infrastructure, Natural Resources and Environment
PO Box 130, Sao Tome
Telephone No.: 239 12 23375
FAX No.: 239 12 22824
Attention: Minister Luis Alberto Prazeres

11 MISCELLANEOUS

11.1  The captions and headings for the Articles of this Agreement are made for ease of reference only and shall not be interpreted or construed so as to limit or in any way change the substantive provisions of any part of this Agreement.

11.2  No waiver by any Party of any provision of this Agreement shall be binding unless made expressly in writing.  Further, any such waiver shall relate only to such matter, non-compliance or breach as it expressly relates to and shall not apply to any subsequent or other matter, non-compliance or breach

11.3  None of the rights, requirements or provisions of this Agreement shall be deemed to have been waived by any Party by reason of such Party's failure to enforce any right or remedy granted it hereunder or to take advantage of any default, and each Party shall at all times hereunder have the right to require the strict compliance of the other Parties to the provisions of this Agreement.

11.4  DRSTP waives any and all rights it may have to object to any provision or enforcement of this Agreement under any claim of sovereign immunity.

11.5 Except as otherwise provided herein, this Agreement constitutes the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements whether oral or written, of the Parties. This Agreement shall not be amended or modified, except in writing signed by both Parties. This Agreement replaces all previous agreements between DRSTP and ERHC including but are not limited to:

•	Letter of Understanding between DRSTP and ERHC dated May 18, 1997,
•	Memorandum of Agreement between DRSTP on the one hand and ERHC/Procura on the other hand dated May 27,1997,
•	Memorandum of Understanding between DRSTP and ERHC dated September 30, 1997, and
•	Stipulation by and between DRSTP and ERHC dated November 20,1997.

11.6 Should any provision of this Agreement, or any portion thereof, be determined to be void, the remained of this Agreement shall remain in full force and effect.

11.7 Each Party undertakes to execute all other documents, permits, and agreements as may be required to carry out the intent of this Agreement.

11.8 Should any of the provisions of this Agreement requiring enactment not be enacted through no fault of the Parties, the Parties agree to deal with each other in good faith and with fair dealings in order to agree to alternative solutions that provide economic equilibrium

IN WITNESS WHEREOF, the duly authorized representatives of the Parties hereto have executed this Agreement, intending to be legally bound, in triplicate originals on the day, month and year first written above.

Environmental Remediation Holding Corp.

By:	/s/ Chude Mba
Mr. Chude Mba
President and Chief Executive officer

By:	/s/ Emeka Offor
Sir Emeka Offor
Chairman

Democratic Republic of Sao Tom and Principe

By:	/s/ Luis Alberto dos Prazeres
Mr. Luis Alberto dos Prazeres
Minister of Infrastructure, Natural Resources and Environment

WITNESS:
The Federal Republic of Nigeria

By:	/s/ Hon. Dubem Onyia
His Excellency, Hon. Dubem Onyia
Minister of State for Foreign Affairs

Democratic Republic of Sao Tome and Principe

By:	/s/ Hon. Joaquim Rafael Branco
His Excellency, Joaquim Rafael Branco
Minister of Foreign Affairs and Cooperation